Exhibit 10.1

CERTAIN PORTIONS OF THIS EXHIBIT, MARKED BY BRACKETS AND ASTERISKS [***], WERE OMITTED BECAUSE THOSE PORTIONS ARE NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL TO THE COMPANY IF PUBLICLY DISCLOSED.

COLLABORATION AND LICENSE AGREEMENT

THIS COLLABORATION AND LICENSE AGREEMENT (this “Agreement”) is entered into as of September 13, 2019 (the “Effective Date”) by and between ADT PHARMACEUTICALS, LLC, a company organized and existing under the laws of Delaware and having offices at 31691 Shoal Water Dr. Orange Beach, Alabama 36561 (“ADT”) and ANCHIANO THERAPEUTICS, INC., a company organized under the laws of Delaware and having offices at One Kendall Square, Building 500, Suite 6-106, Cambridge, MA (“Anchiano”). ADT and Anchiano are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

BACKGROUND

WHEREAS, ADT owns or otherwise controls certain patents, patent applications, technology, know-how, scientific and technical information and other proprietary rights and information relating to certain compounds, pharmaceutical compositions thereof and methods of using the same;

WHEREAS, Anchiano is a biopharmaceutical company focused on the research, discovery, development, and commercialization of pharmaceutical products; and

WHEREAS, Anchiano and ADT desire to collaborate together to research, develop and commercialize Compounds and Products (all as defined below), in accordance with the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:

Article 1
DEFINITIONS

As used in this Agreement, the following initially capitalized terms, whether used in the singular or plural form, will have the meanings set forth in this Article 1.

1.1               “505(b)(2) NDA” means a new drug application submitted to the FDA under 21 U.S.C. § 355(b)(2) (or any replacement thereof).

1.2               “ADT-007” means [***].

1.3               “ADT” has the meaning set forth in the preamble to this Agreement.

1.4               “ADT Indemnitees” has the meaning set forth in Section 9.2.

1.5               “ADT Inventions” has the meaning set forth in Section  7.1(a).

1.6               “Affiliate” means, with respect to a particular Person, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Person. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of more than fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

1.7               “Agreement” has the meaning set forth in the preamble hereto.

1.8               “Alliance Manager” has the meaning set forth in Section 3.1.

1.9               “Anchiano” has the meaning set forth in the preamble to this Agreement.

1.10           “Anchiano Indemnitees” has the meaning set forth in Section  9.1.

1.11           “Anchiano Inventions” has the meaning set forth in Section  7.1(a).

1.12           “ANDA” means an Abbreviated New Drug Application pursuant to 21 U.S.C. § 355(j) and 21 C.F.R. § 314.3.

1.13           “Applicable Law” means the applicable laws, rules, regulations, guidelines and other requirements of Governmental Authorities, including Regulatory Authorities, that may be in effect from time to time, including GLP, GMP and the Foreign Corrupt Practices Act of 1977, as amended.

1.14           “Bankrupt Party” has the meaning set forth in Section 11.6.

1.15           “Bankruptcy Code” has the meaning set forth in Section 11.3(b).

1.16           “Business Day” means a day other than a Saturday or a Sunday or a bank or other public holiday in New York, New York.

1.17           “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.18           “Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.19           “CCRSA” has the meaning set forth in Section 2.2.

1.20           “CCRSA Fee” has the meaning set forth in the CCRSA.

1.21           “Claim” has the meaning set forth in Section  9.3.

1.22           “Clinical Trials” means Phase I Clinical Trials, Phase II Clinical Trials, Phase III Clinical Trials or Phase IV Clinical Trials.

1.23           “Combination Product” means a Product that, in addition to containing a Compound as an active ingredient, also contains at least one other active pharmaceutical ingredient that is not a Compound.

1.24           “Commercialize” or “Commercialization” means, together with all correlative meanings, the import, export, marketing, promotion, sale or distribution of a product, including commercial activities conducted in preparation for a product launch. Commercialization shall expressly exclude (a) Research, (b) Development and (c) Manufacture.

1.25           “Commercially Reasonable Efforts” means, with respect to a Party’s obligations that relate to the achievement of an objective related to a Compound or Product, the use of reasonable, diligent efforts and resources (including use and expenditure of resources) as normally used by similarly situated companies in the Field for the achievement of the same or a similar objective on a timely basis for such company’s similarly situated therapeutic products, which product is at a similar stage of development and with similar commercial potential, taking into account all relevant factors, including safety and efficacy, product profile, the proprietary position, the then-current competitive environment and the likely timing of market entry, the regulatory environment and status, and other relevant scientific, technical and commercial factors.

1.26           “Compounds” means (a) any RAS Inhibitor Compounds and (b) any PDE10 Inhibitor Compounds.

1.27           “Confidential Information” has the meaning set forth in Section 10.1.

1.28           “Control” means, with respect to any materials, compounds, Information, Patents, Regulatory Materials or Regulatory Approvals, the possession (whether by ownership or license, but other than pursuant to this Agreement) by a Party or its Affiliates of the ability to grant to the other Party a license or access as provided herein to such item, without violating the terms of any agreement or other arrangement with any Third Party, in existence as of the time such Party or its Affiliates would first be required hereunder to grant the other Party such license or access.

1.29           “Data” means all data, results, and other information Controlled by ADT upon the Effective Date or during the Term, that is necessary or useful for the research, development, use, sale, offer for sale, import or export of Products in the Field in the Territory, [***]; and such other information related to such Compound or Product as Anchiano may reasonably request.

1.30           “Data Package” means the written report of the Data and results generated by Anchiano in the course of the Research Program including all pre-clinical testing and results required to support an INDA filing for a Compound for use in the Field.

1.31           “Develop” or “Development” means, together with all correlative meanings, pre-clinical and clinical drug development activities, conducted before or after obtaining Regulatory Approval that are reasonably related to or leading to the development, preparation, and submission of data and information to a Regulatory Authority for the purpose of obtaining, supporting or expanding Regulatory Approval or to the appropriate body for obtaining, supporting or expanding pricing and reimbursement approval, including without limitation, all activities related to preclinical testing, assay development and validation, in vivo testing, biomarker development and validation, toxicology, pharmacokinetic profiling, design and conduct of Clinical Trials and any other clinical trials or studies, regulatory affairs, statistical analysis, report writing, and regulatory filing creation and submission (including the services of outside advisors and consultants in connection therewith). Development expressly excludes (a) Research, (b) Commercialization and (c) the Manufacture and accumulation of commercial inventory of a product.

1.32           “Effective Date” has the meaning set forth in the preamble to this Agreement.

1.33           “EMA” means the European Medicines Agency or its successor.

1.34           “EU” means all of the European Union member states as of the applicable time during the Term.

1.35           “Executive Officer” means (a) in the case of Anchiano, Frank G. Haluska, and (b) in the case of ADT, Michael R. Boyd.

1.36           “Existing Confidentiality Agreement” means the Mutual Non-Disclosure Agreement by and between Anchiano Therapeutics Ltd. and ADT, dated April 24, 2019.

1.37           “Existing Patents” has the meaning set forth in Section 8.2(d).

1.38           “Exploit” or “Exploitation” means, collectively, to use, make, have made, sell, have sold, and import, including Research, Develop, Manufacture and Commercialize.

1.39           “FDA” means the United States Food and Drug Administration or its successor.

1.40           “FD&C Act” means the United States Federal Food, Drug and Cosmetic Act, as amended.

1.41           “Field” means any use or purpose, including, without limitation, the treatment, palliation, or prevention of any human or animal disease, disorder or condition or symptoms associated therewith.

1.42           “First Commercial Sale” means, with respect to a Product and a country, the first sale to a Third Party of such Product in such country after all Regulatory Approvals, including any pricing or reimbursement approvals, as applicable, have been obtained in such country.

1.43           “Generic Product” means, with respect to a particular Product in a country, a pharmaceutical product that: (a) (i) contains the same active moiety as the Product; and (ii) is approved for use or marketing in such country by a Regulatory Authority through an ANDA or 505(b)(2) NDA, or any enabling legislation thereof, or pursuant to any similar abbreviated route of approval in any countries in the Territory; or (b) (i) contains the same active moiety as the Product; and (ii) is approved for use in such country by a Regulatory Authority through a regulatory pathway referencing or relying on clinical data, or any findings of safety or efficacy therein, first submitted by Anchiano or its Affiliates or Sublicensees for obtaining Regulatory Approval for such Product, in each case other than any Product that has been Developed under this Agreement by Anchiano or any of its Affiliates or Sublicensees or Commercialized by Anchiano or any of its Affiliates or Sublicensees in such country. As used herein, the term “active moiety” has the meaning set forth in Title 21, United States Code of Federal Regulations, § 314.108(a).

1.44           “Governmental Authority” means any multi-national, federal, state, local, municipal or other government authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

1.45           “INDA” means (a) an Investigational New Drug Application as defined in the FD&C Act and applicable regulations promulgated thereunder by the FDA, or (b) the equivalent application to the equivalent Regulatory Authority in any other regulatory jurisdiction, the filing of which is necessary to initiate or conduct clinical testing of a pharmaceutical product in humans in such jurisdiction.

1.46           “Indemnified Party” has the meaning set forth in Section  9.3.

1.47           “Indemnifying Party” has the meaning set forth in Section  9.3.

1.48           “Indication” means each separate and distinct disease, disorder, illness, health condition, or interruption, cessation or disruption of a bodily function, system, tissue type or organ, for which Regulatory Approval is required.  For the avoidance of doubt, (a) subtypes of the same disease are different indications if (i) a separate pivotal trial for each disease subtype is required for Regulatory Approval for each disease subtype, and (ii) a separate NDA or supplemental NDA is required for Regulatory Approval for each disease subtype; and (b) treatment of a disease or disease subtype compared to prevention of the same disease or disease subtype are different indications if (i) a separate pivotal trial for treatment of a disease or disease subtype is required for Regulatory Approval and a separate pivotal trial for prevention of the same disease or disease subtype is required for Regulatory Approval, and (ii) a separate NDA or supplemental NDA is required for Regulatory Approval for treatment of a disease or disease subtype and a separate NDA or supplemental NDA is required for Regulatory Approval for prevention of the same disease or disease subtype.

1.49           “Information” means any data, results, and information of any type whatsoever, in any tangible or intangible form, including know-how, inventions, discoveries, developments, trade secrets, practices, techniques, methods, processes, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, marketing reports, clinical and non-clinical study reports, regulatory submission documents and summaries, technology, test data including pharmacological, biological, chemical, biochemical, toxicological, and clinical test data, analytical and quality control data, stability data, studies and procedures.

1.50           “Inventions” has the meaning set forth in Section  7.1(a).

1.51           “Joint Inventions” has the meaning set forth in Section  7.1(a).

1.52           “Joint Steering Committee” or “JSC” has the meaning set forth in Section  3.2(a).

1.53           “Key Personnel” means the ADT key research and discovery personnel who are providing services under the CCRSA, which are reasonably identified by ADT; provided that, ADT will consider in good faith Anchiano’s input with respect to the selection of such personnel.

1.54           “Licensed IP” has the meaning set forth in Section 1.70.

1.55           “Licensed Know-How” has the meaning set forth in Section 1.71.

1.56           “Licensed Patents” has the meaning set forth in Section 1.72.

1.57           “Manufacture” means, with respect to a product, those manufacturing activities involved in or relating to (a) manufacturing process development, (b) [***], (c) quality assurance and quality control activities including validation testing, qualification and audit of clinical and commercial manufacturing facilities, and (d) in the case of either a clinical or commercial supply of such product or supply of such product for any non-clinical study, the manufacturing, processing, formulating, packaging, labeling, holding, quality control testing and release of such product.

1.58           “Marketing Authorization Application” or “MAA” means an application for Regulatory Approval in a country, territory or possession.

1.59           “Materials” means the tangible chemical or biological materials, including compounds, molecules, cells and cell lines (in any form), clones, assays, reagents and other biological materials, along with any tangible chemical or biological material embodying Information, in each case Controlled by the supplying Party and which are provided to or otherwise made available to the receiving Party.

1.60           “Milestone Events” has the meaning set forth in Section 6.3.

1.61           “Milestone Payments” has the meaning set forth in Section 6.3.

1.62           “NDA” means a New Drug Application, as defined in the FD&C Act and applicable regulations promulgated thereunder by the FDA, or any analogous application or submission with any Regulatory Authority outside of the United States.

1.63           “Net Sales” means, with respect to a Product sold by Anchiano, its Affiliates or Sublicensees in the Territory, the aggregate gross sales for such Product by Anchiano and its Affiliates and Sublicensees on an arms-length basis from Third Parties in the Territory, less the following deductions, all determined in accordance with Anchiano’s standard practices for other pharmaceutical products, consistently applied:

(a)              discounts, price adjustments, billing adjustments, shelf stock adjustments, promotional payments, or other similar allowances affecting the Product;

(b)              chargebacks, rebates, administrative fee arrangements, reimbursements, and similar payments to wholesalers and other distributors, buying groups, health care insurance carriers, pharmacy benefit management companies, health maintenance organizations, other institutions or health care organizations or other customers;

(c)              rebates, including Medicaid rebates, or other price reductions provided, based on sales by Anchiano and its Affiliates to any Governmental Authorities or Regulatory Authorities in respect of state or federal Medicare, Medicaid or similar programs;

(d)              allowances and credits on account of rejected, damaged, returned or recalled Product;

(e)              any government mandated manufacturing tax, including, without limitation, the brand manufacturer’s tax imposed pursuant to the Patient Protection and Affordable Care Act (Pub. L. No. 111-148) (as amended or replaced); and

(f)               other specifically identifiable amounts that have been credited against or deducted from gross sales of such Product and which are substantially similar to those credits and deductions listed above.

Sales and other transfer of Product between any of Anchiano, its Affiliates and Sublicensees will not give rise to Net Sales unless such Affiliate or Sublicensee is the end user of such Product, but rather the Net Sales will be deemed to have arisen upon the subsequent sale of Product to Third Parties. [***]

1.64           “Net Sales Royalty” has the meaning set forth in Section 6.4(a).

1.65           “Orange Book” has the meaning set forth in Section 7.6(b).

1.66           “Option” has the meaning set forth in Section 5.1(a).

1.67           “Option Exercise Date” means the date on which Anchiano provides written notice to ADT that Anchiano is exercising the Option.

1.68           “Option Exercise Fee” has the meaning set forth in Section 6.2.

1.69           “Option Period” means the time period commencing on Effective Date and ending on the first to occur of: (a) [***]; (b) the Option Exercise Date; or (c) [***].

1.70           “Optioned IP” means, collectively, the Optioned Know-How and the Optioned Patents. All such Optioned IP will become “Licensed IP” if and when Anchiano exercises the Option.

1.71           “Optioned Know-How” mean any and all information, data (including Data), methods, materials, processes, techniques, and other Information Controlled by ADT on the Effective Date or during the Term, that is necessary or useful for the research, development, use, sale, offer for sale, import or export of Products in the Field in the Territory. All such Optioned Know-How will become “Licensed Know-How” if and when Anchiano exercises the Option.

1.72           “Optioned Patents” means (a) any and all Patents listed on Schedule 1.72 attached hereto, and any future continuations or divisionals thereof, and (b) any future new Patents that are Controlled by ADT and that claim or disclose RAS Inhibitor Compounds or PDE10 Inhibitor Compounds. All such Optioned Patents will become “Licensed Patents” if and when Anchiano exercises the Option.

1.73           “Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

1.74           “Patent” means (a) any national, regional or international patent or patent application, including any provisional patent application, (b) any patent application filed either from such a patent, patent application or provisional application or from an application claiming priority from any of these, including any divisional, continuation, continuation-in-part, provisional, converted provisional, and continued prosecution application, (c) any patent that has issued or in the future issues from any of the foregoing patent applications ((a) and (b)), including any utility model, petty patent, design patent and certificate of invention, (d) any extension or restoration by existing or future extension or restoration mechanisms, including any revalidation, reissue, re-examination and extension (including any supplementary protection certificate and the like) of any of the foregoing patents or patent applications ((a), (b) and (c)), and (e) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any such foregoing patent application or patent.

1.75           “PDE10 Inhibitor Compound” means (a) any compound claimed or disclosed specifically or generically by the Optioned IP or Licensed IP, wherein said compound is not a RAS Inhibitor Compound nor prodrug thereof, and wherein said compound inhibits recombinant PDE10 in an in vitro assay, and (b) any compound derived in one or more steps by either Party starting from any of the foregoing compounds, precursors or functional sub-units thereof.

1.76           “PDE10 Inhibitor Product” means any Product containing a PDE10 Inhibitor Compound as an active ingredient.

1.77           “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.78           “Phase I Clinical Trial” means a human clinical trial of a product, the principal purpose of which is a determination of initial tolerance or safety of such product in healthy volunteers and/or the target patient population, as described in 21 CFR 312.21(a) (as amended or any replacement thereof), or a similar clinical trial prescribed by the Regulatory Authority in a country other than the United States.

1.79           “Phase II Clinical Trial” means a human clinical trial of a product, the principal purpose of which is a determination of safety and efficacy in the target patient population, as described in 21 C.F.R. 312.21(b) (as amended or any replacement thereof), or a similar clinical trial prescribed by the Regulatory Authority in a country other than the United States.

1.80           “Phase III Clinical Trial” means a human clinical trial of a product, the design of which is acknowledged by the FDA to be sufficient for such clinical trial to satisfy the requirements of 21 C.F.R. 312.21(c) (as amended or any replacement thereof), or a similar human clinical trial prescribed by the Regulatory Authority in a country other than the United States, the design of which is acknowledged by such Regulatory Authority to be sufficient for such clinical trial to satisfy the requirements of a pivotal efficacy and safety clinical trial.

1.81           “Phase IV Clinical Trial” means any study of a product following the first Regulatory Approval for the sale of such product whether or not required by a Governmental Authority. Phase IV Clinical Trials may include epidemiological studies, modeling and pharmacoeconomic studies, post-marketing surveillance studies and clinical or other research studies.

1.82           “Product” means any product containing a Compound as an active ingredient, in any form, presentation, dosage, or formulation. For clarity, a Product includes a Combination Product.

1.83           “Publishing Party” has the meaning set forth in Section 10.4.

1.84           “RAS Inhibitor Compound” means (a) any compound, or prodrug thereof, claimed or disclosed specifically or generically by the Optioned IP or Licensed IP, wherein said compound is a RAS inhibitor [***], and (b) any RAS inhibitor compounds, or prodrug thereof, derived in one or more steps by either Party starting from any of the foregoing compounds, prodrugs, precursors or functional sub-units thereof.

1.85           “RAS Inhibitor Product” means any Product containing a RAS Inhibitor Compound as an active ingredient.

1.86           “Registrational Cohort or Study” means a pivotal cohort of a study or a pivotal study that is designed and executed to get statistically significant evidence of efficacy and safety as required by Regulatory Authorities for approval of an NDA or MAA.

1.87           “Regulatory Approval” means all approvals necessary for the Manufacture, marketing, importation and sale of a product for one or more Indications in a country or regulatory jurisdiction, which may include satisfaction of all applicable regulatory and notification requirements, including any pricing and reimbursement approvals. Regulatory Approvals include approvals by Regulatory Authorities of INDAs, MAAs, or NDAs.

1.88           “Regulatory Authority” means, in a particular country or regulatory jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval or, to the extent required in such country or regulatory jurisdiction, pricing or reimbursement approval of a product in such country or regulatory jurisdiction, including (a) the FDA, (b) the EMA, and (c) the European Commission, or its successor.

1.89           “Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority with respect to a Product other than Patents, including, without limitation, rights conferred in the U.S. under the Hatch-Waxman Act or the FDA Modernization Act of 1997 (including pediatric exclusivity), orphan drug exclusivity, or rights similar thereto outside the U.S.

1.90           “Regulatory Materials” means regulatory applications, submissions, notifications, registrations, or other filings made to or with a Regulatory Authority that are necessary or reasonably desirable in order to Develop, Manufacture, market, sell or otherwise Commercialize a Product in a particular country or regulatory jurisdiction. Regulatory Materials include INDs, MAAs and NDAs (as applications, but not the approvals with respect thereto).

1.91           “Research” means, together with all correlative meanings, activities related to the discovery, identification, profiling, characterization, advancement or progression of compounds. Research shall expressly exclude (a) Development, (b) Commercialization and (c) Manufacture.

1.92           “Research Program” means the activities conducted by or for the Parties in connection with the execution of the Research and Development of Products.

1.93           “Reversion Compound” means any Compound with respect to which this Agreement is terminated.

1.94           “Reversion IP” means, with respect to any Reversion Compound or Reversion Product, any Patents or Information that (a) claim or cover such Reversion Compound or Reversion Product or its method of manufacture or use as of the date of notice of termination, (b) are Controlled by Anchiano or any of its Affiliates, and (c) were used or are being used by Anchiano or any of its Affiliates to Exploit the applicable Compound or Product prior to or as of the date of notice of termination; provided, however, Reversion IP shall not include Licensed IP.

1.95           “Reversion Product” means any product containing a Reversion Compound as an active ingredient, in any form.

1.96           “Reviewing Party” has the meaning set forth in Section 10.4.

1.97           “Royalty Rate” has the meaning set forth in Section 6.4(a).

1.98           “Royalty Term” means, on a country-by-country and Product-by-Product basis, the period commencing upon the First Commercial Sale of such Product in such country and ending upon the later to occur of (a) the expiration date in such country of the last to expire of any issued Patent within the Licensed IP containing a Valid Claim covering the sale of such Product in such country or (b) ten (10) years after the First Commercial Sale in such country of such Product.

1.99           “SEC” means the U.S. Securities and Exchange Commission.

1.100        “Sublicensee” means any Third Party granted a sublicense by Anchiano under the rights licensed to Anchiano pursuant to Article 5 hereof.

1.101        “Term” has the meaning set forth in Section  11.1.

1.102        “Territory” means worldwide.

1.103        “Third Party” means any Person other than ADT or Anchiano or their respective Affiliates.

1.104        “U.S.” means the United States of America and its possessions and territories.

1.105        “Valid Claim” means a claim of any pending Patent application or any issued, unexpired United States or granted foreign Patent that has not been dedicated to the public, disclaimed, abandoned or held invalid or unenforceable by a court or other body of competent jurisdiction from which no further appeal can be taken, and that has not been explicitly disclaimed, or admitted in writing to be invalid or unenforceable or of a scope not covering a particular product or service through reissue, disclaimer or otherwise, provided that if a particular claim has not issued within five (5) years of its initial filing, it shall not be considered a Valid Claim for purposes of this Agreement unless and until such claim is included in an issued or granted Patent, notwithstanding the foregoing definition.

Article 2
RESEARCH PROGRAM

2.1               Research Program.

(a)                General. The Parties will conduct the Research Program under the oversight of the Joint Steering Committee and in accordance with the terms of the Agreement. Each Party will use Commercially Reasonable Efforts to perform and complete (itself or through its Affiliates or by permitted subcontracting) its respective obligations under the Research Program, and will cooperate with and provide reasonable support to the other Party in such other Party’s performance of its responsibilities under the Research Program. Each Party will (by itself or by permitted subcontracting) perform its obligations under the Research Program pursuant to the scientific standards customary for the industry using its latest technology, and in accordance with Applicable Law, and will cooperate with the other Party in the performance of its responsibilities under the Research Program.

(b)                Anchiano Responsibilities. Subject to Section 2.1(c) and the terms of the CCRSA, Anchiano will be primarily responsible for the Research, Development, Manufacturing and regulatory activities with respect to the Research Program, including manufacturing or obtaining all materials to be used in connection with the execution of the Research Program, including all Compounds.

(c)                ADT Responsibilities. Subject to Anchiano’s payment of the CCRSA Fee, ADT will provide support for the Research Program as determined by the Parties and detailed in the CCRSA. ADT’s activities under the Research Program will be supervised or conducted in all material respects by the Key Personnel. During the period in which ADT is performing Research Program activities, ADT will promptly notify Anchiano following the departure from ADT of any Key Personnel, and will use commercially reasonable efforts to replace any such former Key Personnel with an individual of similar experience and expertise, and will consider in good faith Anchiano’s reasonable comments with respect to the appointment of Key Personnel.

2.2               CCRSA. Exhibit A describes and defines the terms, mutually agreed by the Parties, of the Consulting and Collaboration Research Support Agreement (the “CCRSA”), which sets forth obligations of: (a) ADT with respect to supporting Anchiano’s research activities; and (b) Anchiano with respect to payments to ADT for the foregoing support. The CCRSA is hereby incorporated by reference into this Agreement and made a part hereof.

2.3               Technology Transfer. Promptly following the Effective Date, ADT will provide to Anchiano all Optioned Know-How relating to the Compound and Products. From time to time during the Term, to the extent not transferred earlier, ADT will provide to Anchiano any Optioned Know-How or Licensed Know-How. During the Term, ADT will reasonably cooperate with Anchiano to facilitate the technology transfer of Optioned Know-How or Licensed Know-How to enable the Research, Development, Manufacture or Commercialization of the Compounds and Products. Such cooperation will include providing Anchiano with reasonable access by teleconference or in-person at ADT’s facilities to Key Personnel to provide Anchiano with a reasonable level of technical assistance and consultation in connection with such transfer.

2.4               Records. Each Party will maintain, or cause to be maintained, records of its activities under the Research Program in sufficient detail and in good scientific manner appropriate for scientific, Patent and regulatory purposes, which will properly reflect all work included in the Research Program for a period of ten (10) years after the end of the term of the CCRSA. Thereafter, any destruction of such records by a Party will require prior written notice to the other Party, and upon the other Party’s request, such records will be transferred to the other Party in lieu of destruction. Each Party will have the right to request a copy of any such records, except to the extent that the other Party reasonably determines that such records contain Confidential Information that is not licensed to such Party hereunder, or to which such Party does not otherwise have a right hereunder.

2.5               Reports. Anchiano and ADT shall each provide the JSC with written reports or presentations summarizing the performance and results of the Research Program activities (if any) conducted by or on behalf of such Party at each JSC meeting or as otherwise agreed by the Parties in writing. Each report or presentation shall cover, in a manner consistent with the customary internal procedures of each for preparing such reports, the Research Program activities (if any) conducted by or on behalf of such Party since the previous JSC meeting, including a summary of results, information, regulatory interactions, timeline changes/updates and data generated that is Controlled by such Party and relates to a Product, any new or modified activities planned with respect to the Research Program going forward. Upon request from either Party, the other Party shall promptly provide such Party, through the JSC, with such other information and copies of records Controlled by such party with respect to the Research Program as such Party may reasonably request. Notwithstanding the foregoing, following the Option Exercise Date, Anchiano’s reporting obligations to the JSC shall be limited to periodic reports (at least one annually) prepared by it (or its Affiliates and Sublicensees, as applicable) summarizing its Research, Development, and Commercialization activities with respect to the Compounds and Products in the Territory.

Article 3
GOVERNANCE

3.1               Alliance Manager. Within thirty (30) days of the Effective Date, each Party will appoint an individual (from the Party or from an Affiliate of such Party) who possesses a general understanding of Research, Development and Manufacturing issues to act as the facilitator of the meetings of the JSC and the first point of contact between the Parties with regard to questions relating to this Agreement or the overall business relationship and related matters between the Parties (the “Alliance Managers”). Each Party may replace its Alliance Manager at any time upon written notice to the other Party. The Alliance Managers:

(a)                will use good faith efforts to attend all meetings of the JSC, as a non-core member; and

(b)                may bring any matter to the attention of the JSC where such Alliance Manager reasonably believes that such matter requires attention.

3.2               Joint Steering Committee.

(a)                Formation; Composition. Promptly after the Effective Date, the Parties will establish a joint steering committee (the “Joint Steering Committee” or “JSC”) comprised of four (4) representatives from each Party (or appointed representatives of an Affiliate of such Party) with sufficient seniority within the applicable Party to make decisions arising within the scope of the JSC’s responsibilities. The JSC may change its size from time to time by unanimous consent of its members, provided that the JSC will consist at all times of an equal number of representatives of each of ADT and Anchiano. Each Party may replace its JSC representatives at any time upon written notice to the other Party. The JSC may invite non-core members to participate in the discussions and meetings of the JSC, provided that such participants will have no voting authority at the JSC and shall, if not otherwise subject to confidentiality obligations, enter into a confidentiality agreement reasonably acceptable to the Parties. Each meeting of the JSC will be co-chaired by a representative of ADT and a representative of Anchiano. The role of the chairpersons will be to convene and preside at meetings of the JSC. The chairpersons will have no additional powers or rights beyond those held by the other JSC representatives. The Alliance Managers will work with the chairpersons to prepare and circulate agendas and to ensure the preparation of minutes.

(b)                Specific Responsibilities. The JSC will:

(i)                 oversee, coordinate, and monitor the progress of activities under the Research Program;

(ii)               resolve any disagreement between the Parties relating to the Research Program; and

(iii)             perform such other functions as appropriate, to further the purposes of this Agreement, in each case as agreed in writing by the Parties.

(c)                Meetings. During the Term, the JSC will meet at least two (2) times per Calendar Year. No later than ten (10) Business Days prior to any meeting of the JSC, the Alliance Managers will jointly prepare and circulate an agenda for such meeting; provided, however, that either Party may propose additional topics to be included on such agenda, either prior to or in the course of such meeting. Either Party may also call a special meeting of the JSC (by videoconference, teleconference or in person) by providing at least ten (10) Business Days prior written notice to the other Party if such Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting, in which event such Party will work with the chairpersons of the JSC to provide the members of the JSC no later than three (3) Business Days prior to the special meeting with an agenda for the meeting and materials reasonably adequate to enable an informed decision on the matters to be considered. The JSC may meet in person, by videoconference or by teleconference. Notwithstanding the foregoing, at least one (1) meeting per Calendar Year will be in person unless the Parties mutually agree in writing to waive such requirement. In-person JSC meetings will be held at locations mutually agreed upon by ADT and by Anchiano. Each Party will bear the expense of its respective JSC members’ participation in JSC meetings. Meetings of the JSC will be effective only if at least two (2) JSC members from each Party (which members do not include such Party’s Alliance Manager) are present or participating in such meeting. The Alliance Managers will be responsible for preparing reasonably detailed written minutes of all JSC meetings that reflect material decisions made and action items identified at such meetings. The Alliance Managers will send draft meeting minutes to each member of the JSC for review and approval within twenty (20) Business Days after each JSC meeting. Such minutes will be deemed approved unless one or more members of the JSC objects to the accuracy of such minutes within five (5) Business Days of receipt. Upon any such objection, the members shall work together in good faith to promptly revise such minutes until such minutes are approved by all members of the JSC. Minutes will be officially endorsed by the JSC at the next JSC meeting.

(d)                Decision-Making. The representatives from each Party on the JSC will have, collectively, one (1) vote on behalf of that Party, and all decision making will be by consensus. Disputes at the JSC will be handled in accordance with Section  3.3.

3.3               Resolution of JSC Disputes.

(a)                Within the JSC. Subject to the exception specified below in this Section  3.3(a), all decisions within the JSC will be made by consensus. If the JSC is unable to reach consensus on any issue for which it is responsible, within thirty (30) days after a Party affirmatively states that a decision needs to be made, either Party may elect to submit such issue to the Parties’ Executive Officers, in accordance with Section  3.3(b). For clarity, nothing in this Section 3.3 shall prevent each Parties’ Executive Officer from serving as a member of the JSC.

(b)                Referral to Executive Officers. If a Party makes an election under Section  3.3(a) to refer a matter to the Executive Officers, the Executive Officers will use good faith efforts to resolve promptly such matter, which good faith efforts will include at least one (1) in-person, video or telephonic meeting between such Executive Officers within fifteen (15) days after the submission of such matter to them. If the Executive Officers are unable to reach consensus on any such matter within thirty (30) days after its submission to them, the matter will be decided by Anchiano; provided that no decision by Anchiano on such matters may (i) result in an increase in ADT’s obligations, activities or costs under this Agreement, or (ii) otherwise conflict with this Agreement. No exercise by Anchiano of its decision-making authority can amend or waive compliance with any terms of the CCRSA or this Agreement.

3.4               Subcommittees of the JSC. From time to time, the JSC may establish subcommittees, as it deems necessary or advisable to further the purposes of this Agreement, including any responsibilities assigned to the JSC under this Agreement; provided, however, that (a) the JSC shall not delegate its decision-making authority and (b) no subcommittee shall have any power to amend, modify or waive compliance with the CCRSA or this Agreement. All decisions of each subcommittee shall be made by unanimous decision, with each Party’s designated subcommittee members having collectively one (1) vote in all decisions. If, with respect to a matter that is subject to a subcommittee’s decision-making authority, the subcommittee cannot reach unanimity, the matter shall be referred to the JSC for resolution.

Article 4
DEVELOPMENT AND EXPLOITATION POST-OPTION EXERCISE

4.1               Development. Except as otherwise provided in Section 4.6 or set forth in the CCRSA, on a Compound-by-Compound basis, after the Option Exercise Date, Anchiano will have sole responsibility for and sole decision-making over the pre-clinical and clinical Development of all Compounds and Products in the Field, and associated costs and expenses.

4.2               Regulatory Responsibilities. Except as otherwise provided in Section 4.6 or set forth in the CCRSA, Anchiano will have sole responsibility for and sole decision-making over all regulatory activities and associated costs and expenses for the Compounds and Products in the Territory, both before and after obtaining Regulatory Approval.

(a)                Regulatory Filings; Ownership. Anchiano will lead and have sole control over preparing and submitting all regulatory filings related to the Compounds and Products, including all applications for Regulatory Approval. Anchiano will own any and all applications for Regulatory Approvals, the Regulatory Approvals, and other regulatory filings related to the Compounds and Products, which will be held in the name of Anchiano or its designees. For clarity, the decision whether to file an INDA, NDA or MAA for any particular Compound or Product will be at Anchiano’s sole discretion, subject to Anchiano’s diligence obligations hereunder with respect to Products generally.

(b)                Interactions with Regulatory Authorities. Anchiano will have the sole right to conduct all communications with Regulatory Authorities, including all meetings, conferences and discussions (including advisory committee meetings), with regard to Compounds and Products in the Territory.

4.3               Manufacturing. Except as otherwise provided in Section 4.6 or set forth in the CCRSA, Anchiano will have sole responsibility for and sole decision-making authority over all Manufacturing activities and associated costs and expenses for the Research, Development and Commercialization of the Compounds and Products in the Field.

4.4               Commercialization. Except as otherwise provided in Section 4.6 or set forth in the CCRSA, Anchiano will have sole responsibility for and sole decision-making over all Commercialization activities for the Products, and will be solely responsible for the associated costs and expenses of such Commercialization activities.

4.5               Anchiano Diligence. After the Option Exercise Date, Anchiano will use Commercially Reasonable Efforts to obtain Regulatory Approval for and Commercialize at least one Product in the United States.

4.6               ADT Consultation. ADT will provide support for Anchiano’s Development and Exploitation of the Compounds and Products as detailed in the CCRSA. After the end of the term of the CCRSA, ADT will consult with Anchiano, as may be reasonably requested by Anchiano, regarding the Development and Exploitation of the Compounds and Products in the Territory.

Article 5
OPTION, LICENSES AND EXCLUSIVITY

5.1               Option.

(a)                ADT hereby grants Anchiano the exclusive option to terminate the covenant in Section 5.2(c) and render the license set forth in Section 5.2(b) fully exercisable by Anchiano (the “Option”). The Option may be exercised by Anchiano at any time during the Option Period upon written notice to ADT and the payment of the Option Exercise Fee.

(b)                If Anchiano does not exercise the Option during the Option Period as described in Section 5.1(a) above, then the Option will terminate and will be of no further force or effect.

5.2               Licenses to Anchiano.

(a)                Subject to the terms and conditions of this Agreement, ADT hereby grants to Anchiano an exclusive (even as to ADT and its Affiliates), transferable (as permitted in accordance with Section  13.6), license, with the right to sublicense (as permitted in accordance with Section  5.3), under the Optioned IP, to conduct Anchiano’s Research activities under the Research Program.

(b)                Subject to the terms and conditions of this Agreement, including the covenant set forth in Section 5.2(c), ADT hereby grants to Anchiano an exclusive (even as to ADT and its Affiliates), transferable (as permitted in accordance with Section  13.6), license, with the right to sublicense (as permitted in accordance with Section  5.3), under the Optioned IP, to Exploit the Compounds and Products in the Field in the Territory.

(c)                Anchiano hereby covenants to ADT that Anchiano will not exercise the license set forth in the above Section 5.2(b) unless and until (i) Anchiano exercises the Option as set forth in Section 5.1(a) or (ii) ADT seeks bankruptcy protection during the Option Period. For clarity, if neither of the events set forth in the foregoing 5.2(c)(i) or (ii) occur, the license set forth in Section 5.2(b) will be of no further force or effect.

5.3               Sublicensing. The licenses granted by ADT to Anchiano in Section  5.2 may be sublicensed (through multiple tiers) by Anchiano to: (A) an Affiliate of Anchiano without any requirement of consent, provided that such sublicense to an Affiliate of Anchiano will immediately terminate if and when such party ceases to be an Affiliate of Anchiano; or (B) a Third Party without any requirement of consent; provided that: (1) ADT’s obligations to such sublicensed Affiliate or Sublicensee will be no broader than ADT’s obligations were to Anchiano under this Agreement prior to Anchiano’s grant of such a sublicense; (2) Anchiano will remain responsible for any and all payments due to ADT under this Agreement; (3) such sublicensed Affiliate or Sublicensee shall be bound by all relevant terms, restrictions and conditions of this Agreement subject to a written agreement, a copy of which shall be provided to ADT, which copy may be subject to reasonable redactions to exclude confidential information of the applicable Sublicensee or of Anchiano to the extent not relevant to ADT, but such copy shall not be redacted to the extent that it impairs ADT’s ability to ensure compliance with this Agreement; and (4) Anchiano will be liable for any act or omission of any such sublicensed Affiliate or Sublicensee that is a breach of any of Anchiano’s obligations under this Agreement as though the same were a breach by Anchiano.

5.4               Exclusivity. During the Term, except to perform its obligations under the Research Program or CCRSA or as otherwise provided herein, ADT will not (either alone or with any of its Affiliates), directly or indirectly, Research, Develop, Manufacture or Commercialize, or collaborate with, enable or otherwise authorize, license, sublicense, or otherwise grant any right to any Third Party, to Research, Develop, Manufacture or Commercialize, any molecules the primary therapeutic effect of which is caused by the inhibition of RAS or the inhibition of PDE10, except to the extent Anchiano has terminated this Agreement with respect to the RAS Inhibitor Compounds or the PDE10 Inhibitor Compounds, as applicable.

5.5               Retained Rights. ADT retains the right to grant, to the extent required contractually pursuant to the University of South Alabama Waiver Agreement previously disclosed to Anchiano or by applicable law, to non-profit and governmental institutions a perpetual, irrevocable, non-exclusive, non-sublicensable, non-transferable, royalty-free license under the Optioned IP for educational and internal research purposes only and not for the benefit of any for-profit entity or for clinical or commercial purposes. During the Term, prior to granting any license to a Third Party under this Section 5.5, ADT shall provide Anchiano with written notice thereof, and any such license grant shall be made subject to a written agreement containing commercially reasonable terms. Further, ADT shall retain a perpetual, irrevocable, non-exclusive, non-transferable, royalty-free license to the Optioned IP to use the Compounds internally for research purposes only, including but not limited to performance under an SBIR, and to perform its obligations under this Agreement including, but not limited to, the CCRSA.

5.6               No Implied Licenses. Except as explicitly set forth in this Agreement, neither Party grants to the other Party any license or other rights, express or implied, under any intellectual property rights (whether by implication, estoppel or otherwise).

Article 6
FINANCIALS

6.1               Upfront Payment. No later than thirty (30) days after the Effective Date, Anchiano will pay to ADT a one-time, non-refundable, non-creditable payment [***].

6.2               Option Exercise Fee. Within thirty (30) days of the occurrence of Option Exercise Date, Anchiano will pay to ADT a one-time, non-refundable, non-creditable payment of [***].

6.3               Milestone Payments. As set forth in the following tables, Anchiano will make the following payments (the “Milestone Payments”) to ADT upon achievement of each of the milestone events set forth in the tables below (the “Milestone Events”) by Anchiano or its Affiliates or Sublicensees. Each Milestone Payment will be payable by Anchiano to ADT within [***]. For clarity, the Milestone Payments under this Section 6.3 will be owed and payable to ADT whether the Milestone Event triggering such milestone payment was achieved by Anchiano or any of its Affiliates or Sublicensees.

(a)                Development and Regulatory Milestone Payments.

(i)                 RAS Inhibitor Product Development and Regulatory Milestone Achievements. Anchiano will make the following Milestone Payments to ADT for the first RAS Inhibitor Product to achieve the following Milestone Events:

Milestone Event	Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

(ii)               PDE10 Inhibitor Product Development and Regulatory Milestones Achievements. Anchiano will make the following Milestone Payments to ADT for the first PDE10 Inhibitor Product to achieve the following Milestone Events:

Milestone Event	Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

(b)                Commercial Milestone Payments. Anchiano will make each of the following one-time Commercial Milestone Payments indicated below to ADT once for Products when annual worldwide Net Sales of all such Products in the Territory in a given Calendar Year first reach the dollar values indicated below during the Term. If more than one Milestone Event for a given Product is achieved in the same Calendar Year, all Milestone Payments that are included in the achievement of such Milestone Event that have not been previously paid shall become due.

(i)                 RAS Inhibitor Product Commercial Milestone Achievements. Anchiano will make the following Milestone Payments to ADT for the first RAS Inhibitor Product to achieve the following Milestone Events:

Milestone Event	Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

(ii)               PDE10 Inhibitor Product Commercial Milestones Achievements. Anchiano will make the following Milestone Payments to ADT for the first PDE10 Inhibitor Product to achieve the following Milestone Events:

Milestone Event	Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

6.4               Royalties.

(a)                Net Sales Royalty. During the Royalty Term, Anchiano will pay to ADT royalties on a Product-by-Product and country-by-country basis on annual worldwide Net Sales for each Product during the applicable Royalty Term at the royalty rates (“Royalty Rates”) set forth below (the “Net Sales Royalty”):

Annual Net Sales of RAS Inhibitor Products in the Territory	Royalty Rate
[***]	[***]
[***]	[***]
[***]	[***]

Annual Net Sales of PDE10 Inhibitor Products in the Territory	Royalty Rate
[***]	[***]
[***]	[***]
[***]	[***]

(b)                Reductions. Notwithstanding the foregoing, if, pursuant to Section 6.4(a), any royalties are payable on Net Sales of a Product attributable to any country in the Territory where there is no issued Patent within the Licensed IP containing a Valid Claim covering the sale of such Product in such country, then the royalty rates applicable to those Net Sales of such Product for such country will be reduced, or otherwise paid for or refunded, by [***] from those set forth in Section 6.4(a).

6.5               Payment Terms.

(a)                Records and Audits. Anchiano will keep, and will cause each of its Affiliates and Sublicensees to keep (as applicable), adequate books and records of accounting for the purpose of calculating all amounts due to ADT hereunder. For three (3) years next following the end of the calendar year to which each will pertain, such books and records of accounting (including those of Anchiano’s Affiliates and Sublicensees, as applicable) will be made available for inspection at reasonable times and upon reasonable notice by an independent certified accountant selected by ADT, and which is reasonably acceptable to Anchiano, for the sole purpose of inspecting the amounts due to ADT under this Agreement. In no event will such inspections be conducted hereunder more frequently than once every twelve (12) months or cover more than thirty-six (36) months prior to the date of request for inspection. Such accountant must have executed and delivered to Anchiano and its Affiliates and Sublicensees, as applicable, a confidentiality agreement as reasonably requested by Anchiano, which will include provisions limiting such accountant’s disclosure to ADT to only whether the royalty reports are correct or incorrect and the amount of any discrepancy. The results of such inspection, if any, will be binding on both Parties if not disputed within thirty (30) days following receipt by the Parties of the inspection report. Any such dispute over an inspection report shall be subject to the dispute resolution procedure of Article 12, and no payment shall be required until the dispute is resolved. If it is determined that Anchiano underpaid, Anchiano shall pay to ADT such amount it was determined to have within thirty (30) days of such determination. If it is determined that Anchiano overpaid, ADT shall pay to Anchiano such amount it was determined to have been overpaid within thirty (30) days following such determination. Any undisputed underpayments will be paid by Anchiano within thirty (30) days of notification of the results of such inspection. Any undisputed overpayments will be fully creditable against amounts payable in subsequent payment periods. ADT will pay for such inspections, except that in the event there is any upward adjustment in amounts payable for any calendar year shown by such inspection of more than [***], Anchiano will reimburse ADT for any reasonable out-of-pocket costs of such accountant.

(b)                Taxes. Where required by Applicable Law, Anchiano shall have the right to withhold applicable taxes from any payments to be made by Anchiano to ADT pursuant to this Agreement; provided that, to the extent allowed by Applicable Law, prior to such withholding, Anchiano shall give written notice of its intention to withhold and allow ADT sufficient time to furnish any documentation or forms to the applicable Governmental Authority to minimize or eliminate such withholding. Anchiano shall provide ADT with receipts from the appropriate taxing authority for all payments of taxes withheld and paid by Anchiano to such authorities on behalf of ADT. ADT shall have the right to appeal to the appropriate taxing authority any such withholding and payment of such taxes.

(c)                Interest Due. Anchiano will pay ADT interest on any payments that are not paid on or before the date such payments are due under this Agreement at a rate of [***] or the maximum applicable legal rate, if less, calculated on the total number of days payment is delinquent.

(d)                No Other Compensation. Other than as explicitly set forth (and as applicable) in this Agreement or the CCRSA, Anchiano will not be obligated to pay any additional fees, milestone payments, royalties or other payments of any kind to or on behalf of ADT or its Affiliates under this Agreement.

(e)                Right to Set-off. Either Party will have the right to deduct from amounts otherwise payable hereunder any amounts payable to such Party (or its Affiliates) from the other Party (or its Affiliates) under this Agreement that have been determined by a final, non-appealable judgment by a court of competent jurisdiction or otherwise agreed to by the Parties.

Article 7
INTELLECTUAL PROPERTY

7.1               Ownership of IP.

(a)                Ownership shall follow inventorship for all inventions, discoveries, improvements, modifications, enhancements or creations, in each case whether or not patentable, and any intellectual property rights (including Information and Patents) arising from any of the foregoing developed, created, conceived or reduced to practice in connection with and during the Term of this Agreement (collectively, “Inventions”), with inventorship being determined in accordance with United States patent laws (regardless of where the applicable activities occurred). Inventions invented solely by ADT will be solely owned by ADT (“ADT Inventions”), Inventions invented solely by Anchiano will be solely owned by Anchiano (“Anchiano Inventions”), and Inventions invented jointly by ADT and Anchiano will be jointly owned by both Parties (“Joint Inventions”).

(b)                Each Party will promptly disclose to the other Party any Invention, as applicable, developed, created, conceived or reduced to practice by or on behalf of such Party that is necessary to Exploit the Compounds or Products in the Field and for the Territory.

(c)                Each Party will have an undivided one-half (1/2) interest in and to the Joint Inventions. Each Party will have the right to exercise its ownership rights in and to such Joint Inventions, including the right to license and sublicense or otherwise to Exploit, transfer or encumber its ownership interest, without an accounting or obligation to, or consent required from, the other Party, but subject to the licenses hereunder and the other terms and conditions of the CCRSA and this Agreement. At the reasonable written request of a Party, the other Party will in writing grant such consents and confirm that no such accounting is required to effect the foregoing regarding Joint Inventions. Each Party, for itself and on behalf of its Affiliates, licensees and sublicensees, and employees, subcontractors, consultants and agents of any of the foregoing, hereby assigns (and to the extent such assignment can only be made in the future hereby agrees to assign), to the other Party a joint and undivided interest in and to all Joint Inventions.

(d)                This Agreement will be understood to be a joint research agreement in accordance with 35 U.S.C. §102(c) to Develop and Commercialize Compounds and Products.

7.2               Prosecution, Maintenance & Enforcement.

(a)                Licensed IP. Anchiano and ADT shall collaborate on patent strategy for the Licensed IP using patent counsel selected by mutual agreement of the Parties. Beginning on the Effective Date, Anchiano shall have the right, responsibility and discretion to file, prosecute (including the defense of any oppositions, interferences, reissue proceedings, re-examinations and other post-grant proceedings originating in a patent office), maintain and enforce intellectual property rights pertaining to the Optioned IP or Licensed IP at its sole cost and expense, using the patent counsel mutually agreed upon by the Parties. Anchiano shall reimburse ADT for any patent expenses (including expenses for Anchiano-approved patent filings, patent prosecution and patent validation, and associated attorneys’ fees) related to the Optioned IP or Licensed IP incurred by ADT and which accrue after the Effective Date. ADT shall have the right to review and comment on any patent filings, prosecution or maintenance actions for any Licensed IP before any such filings or actions are made; regardless of inventorship or ownership. ADT shall have the right to assume responsibility, at its own cost, for any Licensed Patent(s) that Anchiano proposed to abandon, and notice of such proposed abandonment shall be given to ADT no less than sixty (60) days prior to the date of proposed abandonment. If Anchiano elects not to pursue the defense of any oppositions, interferences, reissue proceedings, re-examinations and other post-grant proceedings originating in a patent office pertaining to the Licensed IP, Anchiano shall notify ADT and ADT may elect to pursue such defense at its sole expense.

(b)                Inventions.

(i)                 Subject to Sections 7.2(a) and 7.2(b)(iii), Anchiano shall have the right, responsibility and discretion to file, prosecute (including the defense of any oppositions, interferences, reissue proceedings, re-examinations and other post-grant proceedings originating in a patent office), maintain and enforce intellectual property rights pertaining to the Anchiano Inventions at its sole cost and expense.

(ii)               Subject to Sections 7.2(a) and 7.2(b)(iii), Anchiano shall have the right, responsibility and discretion to file, prosecute (including the defense of any oppositions, interferences, reissue proceedings, re-examinations and other post-grant proceedings originating in a patent office), maintain and enforce intellectual property rights pertaining to the Joint Inventions at its sole cost and expense.

(iii)             ADT shall have the right to review and comment on any patent filings, prosecution or maintenance actions for any Inventions before any such filings or actions are made; regardless of inventorship or ownership.

7.3               Defense and Settlement of Third Party Claims. From and after the Effective Date, if a Third Party asserts that a Patent or other right owned by it is infringed by the Exploitation of any Compound or Product in the Field in the Territory, Anchiano will have the first right to defend against any such assertions at Anchiano’s sole cost, using the patent counsel mutually agreed upon by the Parties. Anchiano will have the first right to control the defense of any such Third Party claims at Anchiano’s sole cost and expense and to elect to settle such claims (except as set forth below). ADT will assist Anchiano and cooperate in any such litigation at Anchiano’s request, and Anchiano will reimburse ADT any reasonable, documented out-of-pocket costs incurred in connection therewith. ADT may join any defense pursuant to this Section  7.3, with its own counsel, at its sole cost and expense. Anchiano will not settle or consent to the entry of any judgment in any enforcement action hereunder without ADT’s prior written consent, not to be unreasonably withheld or delayed. ADT will give Anchiano prompt written notice of any allegation by any Third Party that a Patent or other right owned by it is infringed by the Exploitation of any Compound or Product.

7.4               Enforcement.

(a)               In the event that (i) ADT or Anchiano becomes aware of any actual or suspected infringement of any Licensed Patent for which Anchiano has the right to file, prosecute and maintain, pursuant to Section 7.2, (ii) any such Licensed Patent is challenged in any action or proceeding (other than any interferences, oppositions, reissue proceedings or re-examinations, which are addressed in Section 7.2) or (iii) ADT or Anchiano receives a Notice of Paragraph IV Patent certification as described in Section 7.6(c), such Party will notify the other Party promptly, and following such notification, the Parties will confer. Anchiano will have the right, but will not be obligated, to defend any such action or proceeding or bring an infringement action with respect to such infringement at its own expense, in its own name and entirely under its own direction and control, or settle any such action or proceeding by sublicense (including, at Anchiano’s sole discretion, granting a sublicense, covenant not to sue or other right with respect to a compound or product (including a Generic Product) in the Field in the Territory), using the patent counsel mutually agreed upon by the Parties. ADT will reasonably assist Anchiano in any action or proceeding being defended or prosecuted if so requested, and will be named in or join such action or proceeding if requested by Anchiano.

(b)               Damages. In the event that Anchiano exercises the rights conferred in this Section 7.4 and recovers any damages, payments or other sums in such action or proceeding or in settlement thereof, such damages or other sums recovered will first be applied to all out-of-pocket costs and expenses incurred by the Parties in connection therewith (including attorney’s fees). If such recovery is insufficient to cover all such costs and expenses of both Parties, the Parties will be paid pro-rata in proportion to the total amount of costs and expenses incurred by each Party. If after such reimbursement any funds will remain from such damages or other sums recovered, such funds will be retained by Anchiano, except with respect to any recovery for lost sales, in which case such lost sales shall be treated as Net Sales for purposes of calculating any royalty due to ADT hereunder.

7.5               Trademarks. Anchiano will solely own all right, title and interest in and to any trademarks adopted for use with the Products in the Field in the Territory, and will be responsible for the registration, filing, maintenance and enforcement thereof. ADT will not at any time do or authorize to be done any act or thing which is likely to materially impair the rights of Anchiano therein, and will not at any time claim any right of interest in or to such marks or the registrations or applications therefor. ADT shall not use Anchiano’s trademarks or any confusingly similar trademarks in a manner that might amount to infringement, dilution, unfair competition or passing off of any of Anchiano’s trademarks without Anchiano’s consent.

7.6               Patent Extensions; Orange Book Listings; Patent Certifications.

(a)               Patent Term Extension. If elections with respect to obtaining patent term extension or supplemental protection certificates or their equivalents in any country with respect to any Product becomes available, upon Regulatory Approval or otherwise, Anchiano will have the right to file for patent term extension or supplemental protection certificates or their equivalents and to determine which issued patent to extend, using the patent counsel mutually agreed upon by the Parties. ADT will reasonably cooperate with Anchiano so as to enable Anchiano to exercise its rights under this Section 7.6(a). Such cooperation includes promptly executing all documents, requiring inventors to be available to discuss and review any filings, and requiring inventors, subcontractors, employees, consultants and agents of ADT and its Affiliates to execute all documents, as reasonable and appropriate so as to enable to Anchiano to exercise its rights under this Section  7.6(a).

(b)               Regulatory Exclusivity and Orange Book Listings. With respect to regulatory exclusivity periods (such as orphan drug exclusivity and any available pediatric extensions), Anchiano shall have the sole right to seek and maintain all such regulatory exclusivity periods that may be available for the Products in the Field in the Territory. Anchiano shall have the sole right to make all filings in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations (the “Orange Book”) and all equivalents in any country in the Territory with respect to the Products in the Field in the Territory.

(c)               Notification of Patent Certification. ADT and Anchiano will each notify and provide the other Party with copies of any notice of a Paragraph IV Patent Certification (including any associated documents) by a Third Party filing an ANDA, an application under §505(b)(2) of the FD&C Act (as amended or any replacement thereof), or any other similar patent certification by a Third Party, and any foreign equivalent thereof. Such notification and copies will be provided to the other Party within five (5) days after receipt of such notification and will be sent to the address set forth in Section 13.3.

Article 8

REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1               Mutual Representations, Warranties and Covenants. Each Party hereby represents and warrants to the other Party as of the Effective Date, and covenants, as applicable, as a material inducement for such other Party’s entry into this Agreement, as follows:

(a)                Corporate Existence and Power. It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder.

(b)                Authority and Binding Agreement. (i) It has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.

(c)                No Conflict. It is not a party to and will not enter into any agreement that would prevent it from granting the rights or exclusivity granted or intended to be granted to the other Party under this Agreement or performing its obligations under this Agreement.

(d)                Bankruptcy; Insolvency. It is not aware of any action or petition, pending or otherwise, for bankruptcy or insolvency of such Party or its Affiliates or subsidiaries in any state, country or other jurisdiction, and it is not aware of any facts or circumstances that could result in such Party becoming or being declared insolvent, bankrupt or otherwise incapable of meeting its obligations under this Agreement as they become due in the ordinary course of business.

(e)                No Debarment. Such Party is not debarred, has not been convicted, and is not subject to debarment or conviction pursuant to Section 306 of the FD&C Act. In the course of the Research or Development of Compounds or Products, such Party has not, to its knowledge, used prior to the Effective Date, and will not use, during the Term, any employee, consultant, agent or independent contractor who has been debarred by any Regulatory Authority, or, to such Party’s knowledge, is the subject of debarment proceedings by a Regulatory Authority or has been convicted pursuant to Section 306 of the FD&C Act.

(f)                 Compliance with Applicable Law. Each Party will comply with the Applicable Law in the course of performing its obligations or exercising its rights pursuant to this Agreement.

8.2               Representations, Warranties and Covenants by ADT. ADT hereby represents, warrants and covenants to Anchiano as of the Effective Date, and covenants to Anchiano, as applicable, as material inducement for Anchiano’s entry into this Agreement and the grant of licenses and rights from ADT to Anchiano hereunder, as follows:

(a)                No IP Conflicts. Neither ADT nor any of its Affiliates has entered into any agreement (other than agreements with subcontractors) granting any right, interest or claim in or to, any Licensed IP to any Third Party that would conflict with the licenses and other rights granted to Anchiano under this Agreement. All intellectual property rights owned by ADT and its Affiliates relating to the Compounds or Products is Controlled by ADT and is included in the Licensed IP. All Licensed IP existing as of the Effective Date is exclusively owned by ADT, and is free and clear of any (i) liens, charges, security interests, and encumbrances or licenses and (ii) claims or covenants that would conflict with or limit the scope of any of the rights or licenses granted to Anchiano hereunder, or would give rise to any Third Party claims for payment against Anchiano or its Affiliates.

(b)                No Notice of Infringement or Misappropriation. (i) ADT has not received and is not aware of any written notice from any Third Party asserting or alleging that any research, development, use, manufacture, sale, offer for sale, importation or exportation of Licensed IP, Compounds or Products has infringed or misappropriated, or would infringe or misappropriate, the intellectual property rights of any Third Party, and (ii) no claim is pending, and ADT and its Affiliates and, to ADT’s knowledge, any Third Party collaborator, has not received from a Third Party notice of a claim or threatened claim to the effect that any granted Patent rights within the Licensed IP licensed to Anchiano under this Agreement is invalid or unenforceable. Additionally, to ADT’s knowledge, there is no unauthorized use, infringement or misappropriation of any Licensed IP by any Third Party as of the Effective Date.

(c)                No Misappropriation. To the knowledge of ADT, (i) the development, creation, conception and reduction to practice of any inventions and, to the knowledge of ADT, the use, development, creation, conception and reduction to practice of any other Information within Licensed IP have not constituted or involved the misappropriation of trade secrets or other rights or property of any Third Party, and (ii) no employee, consultant, agent or independent contractor of ADT, or Third Party, has misappropriated any Licensed IP. To the knowledge of ADT, no intellectual property right of a Third Party would be infringed, misappropriated or otherwise violated by use of the Licensed IP or the Exploitation of the Compounds or Products under this Agreement.

(d)                Licensed Technology. All Patents within the Licensed IP existing as of the Effective Date that claim or cover the Compounds are listed on Schedule 1.72 (the “Existing Patents”). All Existing Patents existing as of the Effective Date have been diligently prosecuted in the respective patent offices in the Territory (as applicable) in accordance with Applicable Law, have been filed and maintained properly and correctly and all applicable fees have been paid on or before the due date for payment, and to the knowledge of ADT and its Affiliates, are not invalid or unenforceable, in whole or in part. The Existing Patents represent all Patents within ADT’s and its Affiliates’ Control relating to the Compounds or Products, or the Exploitation thereof, as of the Effective Date.

(e)                Third Party Agreements. Except for the terminated license agreement disclosed by ADT to Anchiano, neither ADT nor any of its Affiliates have entered into any agreements with Third Parties with respect to the Compounds or Products.

(f)                 Disclosure of Information. All Information and data provided by or on behalf of ADT to Anchiano or its agents or representatives prior to or on the Effective Date with respect to this Agreement was and is true, accurate and complete in all material respects, and ADT has not disclosed, failed to disclose or caused to be disclosed any Information or data that could reasonably be expected to be misleading in any material respect.

(g)                Employee Assignment. As of the Effective Date, ADT has secured from all employees, consultants, contractors and other Persons who have contributed to the development, creation, conception or invention of any of the Licensed IP a written agreement assigning to ADT or its Affiliates all rights to such developments, creations, conceptions or inventions, or Licensed IP and such Affiliates have assigned such rights to ADT, and neither ADT nor any of its Affiliates has received any written communication challenging ADT’s ownership or right to the Licensed IP, unless such an agreement with the inventor is not required under Applicable Law for ownership in such Licensed IP to vest in ADT.

(h)                All Material Information Furnished. As of the Effective Date, ADT has furnished or made available to Anchiano or its agents or representatives all material information that is in ADT’s or its Affiliates’ possession concerning the Compounds, the Products (in each case in the form being developed by ADT as of the Effective Date) and the Licensed IP, including relevant to the safety or efficacy of such Compounds and Products, and all material regulatory filings and other material correspondence with Regulatory Authorities relating to any such Compound or Product, and such information is accurate, complete and true in all material respects.

(i)                 Conduct of Research and Development. As of the Effective Date, ADT has conducted all Research and Development of Compounds and Products in accordance with all Applicable Law.

8.3               No Other Representations or Warranties. EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 8, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

Article 9

INDEMNIFICATION

9.1               Indemnification by ADT. Subject to the remainder of this Article 9, ADT will defend, indemnify, and hold Anchiano, its Affiliates, subcontractors and Sublicensees, and its and their respective officers, directors, employees, and agents (the “Anchiano Indemnitees”) harmless from and against any and all liabilities, losses, costs, damages, fees, expenses or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation incurred by such Anchiano Indemnitees, all to the extent resulting from claims, suits, proceedings or causes of action brought by or on behalf of such Third Party against such Anchiano Indemnitee that arise from or are based on:  (a) a breach of any of ADT’s representations, warranties or obligations under this Agreement or the CCRSA; (b) the willful misconduct or grossly negligent acts of ADT or its Affiliates; (c) violation of Applicable Law by any ADT Indemnitees; or (d) the Exploitation of Reversion Products by ADT or its Affiliates in the Territory; excluding, in each case ((a), (b), (c) and (d)), any damages or other amounts for which Anchiano has an obligation to indemnify any ADT Indemnitee pursuant to Section  9.2.

9.2               Indemnification by Anchiano. Subject to the remainder of this Article 9, Anchiano will defend, indemnify, and hold ADT, its Affiliates, subcontractors, licensees and sublicensees, and each of their respective officers, directors, employees, and agents (the “ADT Indemnitees”) harmless from and against any and all damages or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation incurred by such ADT Indemnitees, all to the extent resulting from any claims, suits, proceedings or causes of action brought by such Third Party against such ADT Indemnitee that arise from or are based on: (a) the Exploitation of Compounds or Products by Anchiano or its Affiliates in the Territory; (b) a breach of any of Anchiano’s representations, warranties or obligations under this Agreement or the CCRSA; (c) the willful misconduct or grossly negligent acts of Anchiano or its Affiliates; or (d) violation of Applicable Law by any Anchiano Indemnitees; excluding, in each case ((a), (b), (c) and (d)), any damages or other amounts for which ADT has an obligation to indemnify any Anchiano Indemnitee pursuant to Section  9.1.

9.3               Indemnification Procedures. The Party claiming indemnity under this Article 9 (the “Indemnified Party”) will give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of the claim, suit, proceeding or cause of action for which indemnity is being sought (“Claim”). The Indemnifying Party’s obligation to defend, indemnify, and hold harmless pursuant to Section  9.1 or Section 9.2, as applicable, will be reduced to the extent the Indemnified Party’s delay in providing notification pursuant to the previous sentence results in material prejudice to the Indemnifying Party; provided, however, that the failure by an Indemnified Party to give such notice or otherwise meet its obligations under this Section 9.3 will not relieve the Indemnifying Party of its indemnification obligation under this Agreement. At its option, the Indemnifying Party may assume the defense and have exclusive control, at its own expense, of any Claim for which indemnity is being sought by giving written notice to the Indemnified Party within thirty (30) days after receipt of the notice of the Claim, provided that (i) it agrees to indemnify the Indemnified Party from and against all losses the Indemnified Party may suffer arising out of the Claim; (ii) the Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party; (iii) the Claim does not relate to any criminal or regulatory enforcement proceeding; and (iv) the Indemnifying Party conducts the defense of the Claim diligently. The Indemnified Party will provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense. The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, however, the Indemnifying Party will have the right to assume and conduct the defense of the Claim with counsel of its choice. The Indemnifying Party will not settle any Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, unless the settlement involves only the payment of money. The Indemnified Party will not settle any such Claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld. If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (a) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to the Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (b) the Indemnified Party reserves any right it may have under this Article 9 to obtain indemnification from the Indemnified Party.

9.4               Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES OF ANY KIND ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT OR ANY CLAIMS ARISING HEREUNDER, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE), REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION  9.4 IS INTENDED TO OR WILL LIMIT OR RESTRICT (A) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION  9.1 OR SECTION 9.2, (B) DAMAGES AVAILABLE IN THE CASE OF A PARTY’S FRAUD, GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT, OR (C) DAMAGES AVAILABLE TO A PARTY FOR A BREACH BY THE OTHER PARTY OF EXCLUSIVITY OBLIGATIONS UNDER Article 5 OR THE CONFIDENTIALITY OBLIGATIONS UNDER Article 10.

9.5               Insurance. During the Term, (i) Anchiano will obtain and maintain, at its individual sole expense, the following minimum required insurance: (A) prior to beginning Clinical Trials for a Product, general liability insurance, with limits of Two Million Dollars ($2,000,000) per occurrence and Two Million Dollars ($2,000,000) annual aggregate; and (B) once Clinical Trials begin for a Product, general liability insurance, with minimum limits of Five Million Dollars ($5,000,000) per occurrence and Five Million Dollars ($5,000,000) annual aggregate; and (ii) ADT will obtain and maintain, at its individual sole expense general liability insurance with a minimum limit of One Million Dollars ($1,000,000) per occurrence and One Million Dollars ($1,000,000) annual aggregate. Each Party shall also maintain any mandatory insurance with all applicable laws and regulations.  Commercial insurance shall be obtained from reputable acceptable and financially secure insurance carriers.  Each Party will furnish to the other Party, on request, certificates of insurance evidencing the minimum required insurance, including notice of cancellation to be provided in accordance with the terms of the insurance policies.  Each Party further agrees to provide written notice to the other within five (5) Business Days of becoming aware of any material change which prevents compliance with the foregoing insurance obligations.  A Party’s failure to maintain minimum required insurance will be deemed a material breach of this Agreement by such Party.

Article 10

CONFIDENTIALITY

10.1           Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that the receiving Party will keep confidential and will not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any information and materials furnished to it by or on behalf of the other Party or its Affiliates or generated pursuant to this Agreement (collectively, “Confidential Information”). For clarity, Confidential Information of a Party or its Affiliates will include, without limitation, all information and materials disclosed by such Party or its Affiliates or their respective designees that (a) is marked as “Confidential,” “Proprietary” or with similar designation at the time of disclosure or (b) by its nature can reasonably be expected to be considered Confidential Information by the recipient. Information disclosed orally will not be required to be identified as such to be considered Confidential Information. The terms of this Agreement shall be deemed to be the Confidential Information of both Parties. During the Term, information relating to the Compounds or Products shall be deemed to be the Confidential Information of Anchiano. Notwithstanding the foregoing, Confidential Information will not include any information to the extent that it can be established by written documentation by the receiving Party that such information:

(a)               was already known to the receiving Party, other than under an obligation of confidentiality (except to the extent such obligation has expired or an exception is applicable under the relevant agreement pursuant to which such obligation was established), at the time of disclosure;

(b)               was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c)               became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d)               was independently developed by the receiving Party as demonstrated by written documentation prepared contemporaneously with such independent development; or

(e)               was disclosed to the receiving Party, other than under an obligation of confidentiality (except to the extent such obligation has expired or an exception is applicable under the relevant agreement pursuant to which such obligation was established), by a Third Party who had no obligation to the disclosing Party not to disclose such information to others.

10.2           Authorized Disclosure. Except as expressly provided otherwise in this Agreement, each Party may use and disclose Confidential Information of the other Party solely as follows: (a) under appropriate confidentiality provisions substantially equivalent to those in this Agreement: (i) in connection with the performance of its obligations or as reasonably necessary or useful in the exercise of its rights under this Agreement, including the right to grant licenses or sublicenses as permitted hereunder, (ii) to the extent such disclosure is reasonably necessary or useful in conducting Clinical Trials under this Agreement; or (iii) to actual or potential (sub)licensees, acquirers or assignees, collaborators, investment bankers, investors or lenders; (b) to the extent such disclosure is to a Governmental Authority as reasonably necessary in filing or prosecuting Patent, copyright and trademark applications in accordance with this Agreement, prosecuting or defending litigation related to this Agreement, complying with applicable governmental regulations with respect to performance under this Agreement, obtaining Regulatory Approval or fulfilling post-approval regulatory obligations for the Compounds or Products, or otherwise required by Applicable Law; provided, however, that if a Party is required by Applicable Law or the rules of any securities exchange or automated quotation system to make any such disclosure of the other Party’s Confidential Information it will, except where impracticable for necessary disclosures (for example, in the event of medical emergency), give reasonable advance notice to the other Party of such disclosure requirement and, in each of the foregoing, will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed and will only disclosed that Confidential Information that is required to be disclosed; (c) to advisors (including lawyers and accountants) on a need to know basis, in each case under appropriate confidentiality provisions or professional standards of confidentiality substantially equivalent to those of this Agreement; or (d) to the extent mutually agreed to by the Parties. Notwithstanding the foregoing, the Parties will agree upon and release a mutual press release to announce the execution of this Agreement and for use in responding to inquiries about the Agreement. Anchiano will draft such mutual press release and provide it to ADT for ADT’s review and comment at least twenty-four (24) hours prior to its release; thereafter, ADT and Anchiano may each disclose to Third Parties the information contained in such press release without the need for further approval by the other. Each Party acknowledges and agrees that the other Party may submit this Agreement to the SEC and if a Party does submit this Agreement to the SEC, such Party agrees to consult with the other Party with respect to the preparation and submission of, a confidential treatment request for this Agreement. If a Party is required by Applicable Law to make a disclosure of the terms of this Agreement in a filing with or other submission to the SEC, and (A) such Party has provided copies of the disclosure to the other Party as far in advance of such filing or other disclosure as is reasonably practicable under the circumstances, (B) such Party has promptly notified the other Party in writing of such requirement and any respective timing constraints, and (C) such Party has given the other Party a reasonable time under the circumstances from the date of notice by such Party of the required disclosure to comment upon, request confidential treatment or approve such disclosure, then such Party will have the right to make such public disclosure at the time and in the manner reasonably determined by its counsel to be required by Applicable Law. Notwithstanding anything to the contrary herein, it is hereby understood and agreed that if a Party seeking to make a disclosure to the SEC as set forth in this Section 10.2, and the other Party provides comments within the respective time periods or constraints specified herein or within the respective notice, the Party seeking to make such disclosure or its counsel, as the case may be, will in good faith (1) consider incorporating such comments and (2) use reasonable efforts to incorporate such comments, limit disclosure or obtain confidential treatment to the extent reasonably requested by the other Party. Each Party will have the right to issue additional press releases or to make public disclosures with the prior written agreement of the other Party.

10.3           Prior Agreement. This Agreement supersedes the Existing Confidentiality Agreement. All confidential information exchanged between ADT and Anchiano Therapeutics Ltd. under the Existing Confidentiality Agreement will be deemed Confidential Information of the disclosing party and will be subject to the terms of this Agreement.

10.4           Publications. Except as required by Applicable Law or court order, any publication or presentation concerning activities conducted under this Agreement, the Compounds or the Products will be subject to the oversight, guidelines and approval of the JSC. The JSC will establish promptly after the Effective Date guidelines that require: (a) each Party’s timely review of all such publications or presentations, (b) protection of Confidential Information and coordination with Anchiano or ADT prior to any disclosure of patentable subject matter, (c) that all such publications and presentations are consistent with good scientific practice and accurately reflect work done and the contributions of the Parties, and (d) that no such publication or presentation be made except to the extent approved by the JSC in advance in writing. Unless otherwise mutually agreed upon by the Parties, (i) the Party desiring to publish or present any publication or presentation concerning the activities to be conducted hereunder (the “Publishing Party”) will transmit to the other Party (the “Reviewing Party”) for review and comment a copy of the proposed publication or presentation, at least thirty (30) days prior to the proposed submission of the publication or presentation to a Third Party; and (ii) the Publishing Party will postpone the publication or presentation upon request by the Reviewing Party in order to allow the consideration of appropriate patent applications or other protection on information contained in the publication or presentation.

10.5           Attorney-Client Privilege. Neither Party is waiving, nor will be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges as a result of disclosing information pursuant to this Agreement, or any of its Confidential Information (including Confidential Information related to pending or threatened litigation) to the receiving Party, regardless of whether the disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The Parties: (a) share a common legal and commercial interest in such disclosure that is subject to such privileges and protections; (b) are or may become joint defendants in proceedings to which the information covered by such protections and privileges relates; (c) intend that such privileges and protections remain intact should either Party become subject to any actual or threatened proceeding to which the disclosing Party’s Confidential Information covered by such protections and privileges relates; and (d) intend that after the Effective Date both the receiving Party and the disclosing Party will have the right to assert such protections and privileges.

Article 11
TERM AND TERMINATION

11.1           Term. This Agreement will commence on the Effective Date and, unless earlier terminated pursuant to this Article 11, will expire on a country-by-country basis and Product-by-Product basis at the end of the applicable Royalty Term (the “Term”). Following the end of the Term for any such Product and in such country by expiration (but not termination), the licenses granted to Anchiano under Section 5.1 will become non-exclusive, perpetual, irrevocable, fully paid-up and royalty-free for such Product.

11.2           Termination by Anchiano. Anchiano will have the right for any or no reason to terminate this Agreement in its entirety, or on a Compound-by-Compound basis, upon ninety (90) days prior written notice to ADT.

11.3           Termination for Material Default or Insolvency.

(a)                Termination for Material Default. Either Party will have the right to terminate this Agreement upon delivery of written notice to the other Party in the event of any material default in the performance by such other Party of any of such other Party’s material obligations under this Agreement, provided that such default has not been cured within sixty (60) days, or, in the event such default results in a failure to make any material payment when due hereunder, forty-five (45) days, after written notice thereof is given by the non-defaulting Party to the defaulting Party specifying the nature of the alleged default.

(b)                Insolvency. If, at any time during the Term (i) a case is commenced by or against either Party under Title 11, United States Code, as amended, or analogous provisions of Applicable Law outside the United States (the “Bankruptcy Code”) and, in the event of an involuntary case under the Bankruptcy Code, such case is not dismissed within sixty (60) days after the commencement thereof, (ii) either Party files for or is subject to the institution of bankruptcy, liquidation or receivership proceedings (other than a case under the Bankruptcy Code), (iii) either Party assigns all or a substantial portion of its assets for the benefit of creditors, (iv) a receiver or custodian is appointed for either Party’s business, or (v) a substantial portion of either Party’s business is subject to attachment or similar process; then, in any such case ((i), (ii), (iii), (iv) or (v)), the other Party may terminate this Agreement upon written notice to the extent permitted under Applicable Law.

(c)                Alternative to Termination by Anchiano Under Section 11.3(a). Notwithstanding any other provisions of this Agreement and in addition to the deductions otherwise permitted under this Agreement, if Anchiano has the right to terminate this Agreement under Section 11.3(a) (including expiration of all applicable cure periods thereunder), in lieu of exercising such termination right, Anchiano may elect by written notice to ADT before the end of such applicable cure period to have this Agreement continue in full force and effect and instead have, starting immediately after the end of such applicable cure period, [***].

11.4           Effects of Termination. If this Agreement is terminated by any reason (other than its expiration), the provisions of this Section 11.4 will occur, provided that if termination is only with respect to a particular Compound, and not the Agreement as a whole, then the provisions of this Section 11.4 shall only apply with respect to the terminated Compound, and this Agreement shall continue with respect to any non-terminated Compound.

(a)                All licenses granted in Article 5 will terminate, except as expressly permitted in this Section 11.4.

(b)                Except as may otherwise be agreed in writing by the Parties, Anchiano will be responsible at its own expense for an orderly wind-down, in accordance with accepted pharmaceutical industry norms and ethical practices, of any then on-going Clinical Trials hereunder for which it has responsibility. Anchiano will consider in good faith any reasonable request from ADT that Anchiano continue, at ADT’s cost and expense, any ongoing Clinical Trials at the time of termination, except if safety issues would put patients at risk. ADT reserves the right to continue any ongoing Clinical Trials for any Products at its own expense at such time as Anchiano is no longer responsible therefor.

(c)                Anchiano and its Affiliates and Sublicensees will have twelve (12) months thereafter in which to dispose of any inventory of Compound or Product, subject to the payment to ADT of any royalties or other amounts due hereunder thereon.

(d)                Each Party will promptly return to the other Party (or as directed by such other Party destroy and certify to such other Party in writing as to such destruction) all of such other Party’s Confidential Information and Materials provided by or on behalf of such other Party hereunder that is in the possession or control of such Party (or any of its Affiliates, sublicensees or subcontractors), except that such Party will have the right to retain one (1) copy of intangible Confidential Information of such other Party for legal purposes.

(e)                Anchiano will assign and does hereby assign to ADT any Regulatory Materials and Regulatory Approvals that are Controlled by Anchiano or its Affiliates that are solely related to the Reversion Compounds or Reversion Products (and shall take all actions necessary or desirable to vest in ADT such Regulatory Materials and Regulatory Approvals); provided if such Reversion Compounds or Reversion Products are a Combination Product, Anchiano will grant and does hereby grant to ADT a non-exclusive right of reference under the Regulatory Materials and Regulatory Approvals that are Controlled by Anchiano or its Affiliates, that are not solely related to the Reversion Products, solely to the extent necessary for the Exploitation of Reversion Compounds or Reversion Products; provided, further, that in no event shall Anchiano be required to provide any documentation, information or data on any active pharmaceutical ingredient that is not a Reversion Compound.

11.5           Reversion. In the event this Agreement expires or terminates for any reason other than a termination by Anchiano under Section 11.3(a) for the material default of ADT, in addition to the provisions of Section 11.4, the provisions of this Section 11.5 shall also apply:

(a)                Anchiano will grant and does hereby grant to ADT a worldwide, nontransferable (except in connection with a permitted assignment of this Agreement), royalty-bearing license, with the right to grant sublicenses for use in the Territory in the Field on an exclusive (even as to Anchiano) basis, under all Reversion IP that (A) is Controlled by Anchiano as of the date of notice of termination and (B) is actually being used to Exploit the Reversion Compounds or Reversion Products as of the date of notice of termination, and (C) is only to the extent necessary to Exploit, and for the sole purpose of Exploiting, in each case, the Reversion Compounds and Reversion Products in the Territory and in the Field.

(b)                Anchiano will grant and does hereby grant to ADT an nontransferable (except in connection with a permitted assignment of this Agreement), royalty-bearing license, with the right to grant sublicenses for use in the Territory in the Field on an exclusive (even as to Anchiano) basis under trademarks Controlled by Anchiano and used exclusively with the Reversion Compounds or Reversion Products (excluding any such trademarks that include, in whole or in part, any corporate name or logo of Anchiano or its Affiliates or Sublicensees).

(c)                In consideration of the licenses to be granted by Anchiano to ADT under Section 11.5(a) and Section 11.5(b), ADT shall pay Anchiano a royalty on annual worldwide Net Sales of Reversion Compounds or Reversion Products at the royalty rates set forth in the below table only to the extent the sale of such Reversion Compounds or Reversion Products, as applicable, would otherwise infringe on the Reversion IP:

Timing of Termination	Royalty Rate
[***]	[***]
[***]	[***]
[***]	[***]

11.6           Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by ADT and Anchiano are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that each Party, as licensee of certain rights under this Agreement, will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party (such Party, the “Bankrupt Party”) under the U.S. Bankruptcy Code, the other Party will be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property licensed to such other Party and all embodiments of such intellectual property, which, if not already in such other Party’s possession, will be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon such other Party’s written request therefor, unless the Bankrupt Party elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under clause (a), following the rejection of this Agreement by the Bankrupt Party upon written request therefor by the other Party. The Parties acknowledge and agree that of the milestones and royalties to be paid pursuant to Article 6, only the royalties contained in Section  6.4 will constitute royalties within the meaning of Bankruptcy Code § 365(n) with respect to the licenses of intellectual property hereunder.

11.7           Other Remedies. Termination or expiration of this Agreement for any reason will not release either Party from any liability or obligation that already has accrued prior to such expiration or termination, nor affect the survival of any provision hereof to the extent it is expressly stated to survive such termination. Termination or expiration of this Agreement for any reason will not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, that a Party may have hereunder or that may arise out of or in connection with such termination or expiration.

11.8           Survival. Termination or expiration of this Agreement will not affect rights or obligations of the Parties under this Agreement that have accrued prior to the date of termination or expiration of this Agreement. Notwithstanding anything to the contrary, the following provisions will survive and apply after expiration or termination of this Agreement in its entirety: Sections 7.1, 7.2(b), 8.3, 11.4, 11.5, 11.6, 11.7 and 11.8 and Article 1, Article 9, Article 10, Article 12 and Article 13. In addition, the other applicable provisions of Article 6 will survive such expiration or termination of this Agreement in its entirety to the extent required to make final reimbursements, reconciliations or other payments incurred or accrued prior to the date of termination or expiration. For any surviving provisions requiring action or decision by the JSC or an Executive Officer, each Party will appoint representatives to act as its JSC members or Executive Officer, as applicable. All provisions not surviving in accordance with the foregoing will terminate upon expiration or termination of this Agreement and be of no further force and effect.

Article 12

DISPUTE RESOLUTION

12.1           Dispute Resolution. If an unresolved dispute arises out of or relates to this Agreement, or the breach thereof, either Party may refer such dispute to the Executive Officers of Anchiano and ADT, who shall meet in person or by telephone within thirty (30) days after such referral to attempt in good faith to resolve such dispute. If such matter cannot be resolved by discussion of such officers within such thirty (30) days period (as may be extended by mutual agreement), either Party shall be entitled to seek resolution of such dispute pursuant to Section 12.2 below.

12.2           Arbitration. If the parties are unable to resolve a dispute on an issue of interpretation, breach or enforcement of this Agreement, the parties shall refer such dispute to be finally resolved by binding arbitration under the terms of this Section 12.2, except that all disputes with respect to the validity or infringement of Patents shall be subject to applicable federal court jurisdiction and not subject to the terms of this Section 12.2. Whenever a party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other party. Any such arbitration shall be conducted under the Commercial Arbitration Rules and Mediation Procedures (including procedures for large, complex commercial disputes) of the American Arbitration Association by a panel of three (3) arbitrators in Boston, Massachusetts. Each party shall select one (1) arbitrator who is not employed by, or otherwise affiliated with, such party within fifteen (15) days after the institution of arbitration proceedings, and the two (2) arbitrators so selected shall designate the third arbitrator. The parties shall use their commercially reasonable efforts to conclude the arbitration hearings within six (6) months following the confirmation of the third and presiding arbitrator.

12.3           Injunctive Relief. Each Party shall be free to seek preliminary or permanent injunctive relief, restraining order or degree of specific performance in any court of competent jurisdiction. For avoidance of doubt, any such equitable remedies provided under this Section 12.3 shall be cumulative and not exclusive and are in addition to any other remedies, which either Party may have under this Agreement or applicable law.

Article 13
MISCELLANEOUS

13.1           Entire Agreement; Amendment. This Agreement, including the Schedule and Exhibit hereto, set forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings between the Parties existing as of the Effective Date with respect to the subject matter hereof. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement will be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

13.2           Force Majeure. Both Parties will be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented or delayed by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse will be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition; provided, however, that if the condition constituting force majeure continues for more than ninety (90) consecutive days the other Party will have the option to terminate this Agreement immediately upon written notice. For purposes of this Agreement, force majeure will mean conditions beyond the control of the Parties, including an act of God, war, civil commotion, terrorist act, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe, and failure of plant or machinery (provided that such failure could not have been prevented by the exercise of skill, diligence, and prudence that would be reasonably and ordinarily expected from a skilled and experienced person engaged in the same type of undertaking under the same or similar circumstances). Notwithstanding the foregoing, a Party will not be excused from making payments owed hereunder because of a force majeure affecting such Party.

13.3           Notices. Any notice required or permitted to be given under this Agreement will be in writing, will specifically refer to this Agreement, and will be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section  13.3, and will be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by a reputable international expedited delivery service, or (b) five (5) Business Days after mailing, if mailed by first class certified or registered mail, postage prepaid, return receipt requested. This Section  13.3 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

If to ADT:	ADT Pharmaceuticals, LLC 31691 Shoal Water Dr. Orange Beach, AL 36561 Attn: Michael R. Boyd, MD, PhD

With a copy to (which will not constitute notice):	Maynard Cooper & Gale 655 Gallatin St. SW Huntsville, AL 35801 Attn: Matthew Parker, PhD, JD

If to Anchiano:	Anchiano Therapeutics, Inc.
One Kendall Square
Building 600, Suite 6-106 Cambridge, MA 02139 Attn: Frank G. Haluska, MD, PhD

With a copy to (which will not constitute notice):	Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 Attn: Christopher Denn

13.4           No Strict Construction; Headings. This Agreement has been prepared jointly and will not be strictly construed against either Party. Ambiguities, if any, in this Agreement will not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

13.5           Interpretation. Whenever any provision of this Agreement uses the term “including” (or “includes”), such term will be deemed to mean “including without limitation” (or “includes without limitations”). “Herein,” “hereby,” “hereunder,” “hereof” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used. The term “or” means “and/or” hereunder. All definitions set forth herein will be deemed applicable whether the words defined are used herein in the singular or the plural. Unless otherwise provided, all references to Sections and Exhibits in this Agreement are to Sections and Exhibits of this Agreement. References to any Sections include Sections and subsections that are part of the related Section (e.g., a section numbered “Section 3.2” would be part of “Section 3”, and references to “Section 3.2” would also refer to material contained in the subsection described as “Section 3.2(a)”). Unless otherwise stated, dollar amounts set forth in this Agreement are U.S. dollars.

13.6           Assignment. Neither Party may assign or transfer (whether by operation of Applicable Law or otherwise) this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that a Party may make such an assignment without the other Party’s consent to an Affiliate or to a successor to substantially all of the business to which this Agreement relates, whether in a merger, sale of stock, sale of assets, reorganization or other transaction. Any permitted successor or assignee of rights or obligations hereunder will expressly assume performance of such rights or obligations (and in any event, any Party assigning this Agreement to an Affiliate will remain bound by the terms and conditions hereof). Any permitted assignment will be binding on and inure to the benefit of the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section  13.6 will be null, void and of no legal effect.

13.7           Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

13.8           Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by an arbitrator or by any court of competent jurisdiction from which no appeal can be or is taken, the provision will be considered severed from this Agreement and will not serve to invalidate any remaining provisions hereof. The Parties will make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering into this Agreement may be realized.

13.9           No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter will not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

13.10        Independent Contractors. Each Party will act solely as an independent contractor, and nothing in this Agreement will be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein will be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

13.11        Counterparts. This Agreement may be executed in one (1) or more counterparts, by facsimile, pdf or other electronic format, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

13.12        Choice of Law. This Agreement will be governed by, and enforced and construed in accordance with, the laws of the State of New York, without regard to its conflicts of law provisions.

[Signature Pages Follow]

[1st Signature Page to Collaboration and License Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives as of the Effective Date.

ADT:

ADT PHARMACEUTICALS, LLC

By:
Name:
Title:

[2nd Signature Page to Collaboration and License Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives as of the Effective Date.

ANCHIANO:

ANCHIANO THERAPEUTICS, INC.

By:
Name:
Title:

SCHEDULE 1.72

OPTIONED PATENTS

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EXHIBIT A

CCRSA Terms

Consulting and Collaboration Research Support Agreement

Description and Purpose:

Under the CCRSA, the CCRSA Fee from Anchiano to ADT will enable ADT to provide dedicated, consultative and hands-on research support for a) continued strengthening and broadening of the Optioned Patents or Licensed Patents and b) facilitation of tactical and strategic decision-making in Anchiano’s preclinical and clinical Research and Development of the Compounds and/or Products. If Anchiano exercises the Option, the CCRSA Fee would continue for the first forty-eight months of the Term of the Collaboration and License Agreement.

Functions supported:

ADT’s functions in support of Anchiano’s drug development program for ADT’s RAS and PDE10 inhibitors may include, but are not limited to, the following examples:

•	Consulting, and hands-on small-scale synthesis and biological investigations of novel compounds and methods of use encompassed in as well as extending from the Optioned Patents or Licensed Patents;

•	Consulting, and hands-on in vitro and in vivo model studies of target(s) and mechanism(s) of action of the Compounds and analogs or other derivatives thereof;

•	Consulting, and hands-on research support of non-GMP, non-IND-qualifying pilot studies of formulation development, drug absorption, distribution, metabolism, excretion and toxicology of the Compounds;

•	Consulting, and hands-on research support for development of “companion diagnostic” assays pertinent to the Compounds and methods of use;

•	Consulting, and rapid-response, hands-on laboratory “troubleshooting” of scientific questions and technical issues that may arise in the course of preclinical or clinical development of the Compounds or methods of use;

•	Consulting, and intellectual and technical support, for maintenance and prosecution of the Optioned Patents or Licensed Patents and patent applications and preparation and filing of future related or derived patents and patent applications that would become Optioned Patents or Licensed Patents;

•	Consulting, and hands-on efforts to secure federal (SBIR) grant and/or contract funding for nondilutive financial support for preclinical and clinical Research and Development of the Compounds and methods of use;

•	Consulting, and direct participation in or support of, oral or written scientific or business presentations to Anchiano’s Board of Directors, Scientific Advisory Board, Joint Steering Committee, investors, collaborators, scientific and professional meetings, media or others, whenever appropriate and requested by Anchiano.

CCRSA Fee:

Starting with execution of the CCRSA, Anchiano will pay ADT [***]. The base quarterly fee will be allocated internally by ADT to partially cover ADT’s direct and indirect costs, including but not limited to: (a) salary support for ADT employee(s); (b) materials, supplies and minor equipment; (c) lab lease space; (d) insurance; (e) accounting services; (f) attorney fees; (g) consultant costs, (h) business travel and meeting participation; (i) other necessary expenses, all as more fully set forth in the CCRSA.

In addition to the base CCRSA Fee, supplemental equipment and supply funds may be provided by Anchiano to ADT for major equipment and/or supply purchases (single item above $5,000), requested and justified by ADT, subject to approval by Anchiano. Supplemental equipment and supply funds will be used only for major equipment and/or supply purchases specifically approved and funded by Anchiano.

In addition to the base CCRSA Fee and any supplemental equipment and supply funds, supplemental subcontract funds may be provided by Anchiano to ADT for subcontracted services or facilities access provided to ADT by the University of South Alabama (USA). Supplemental subcontract funds may be requested and justified by ADT on an as-needed basis, subject to approval and funding by Anchiano; such funds will be used only for services or facilities access provided by USA to ADT solely for support of Anchiano’s drug development program for the Compounds and/or Products.